AV HOMES, INC.
AMENDED AND RESTATED 1997 INCENTIVE AND CAPITAL ACCUMULATION PLAN
(2011 Restatement)

Form of Restricted Share Award Agreement

AV Homes, Inc. (the “Company”), pursuant to its Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement) (the “Plan”), hereby grants to you, the Participant named below, an award of shares of the Company’s common stock whose vesting is subject the satisfaction of service-based conditions (the “Restricted Shares”). The terms and conditions of this Restricted Share Award are set forth in this Restricted Share Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.

Name of Participant:[_______________________]
Number of Restricted Shares: [_______]	Grant Date:[_______]
Vesting Schedule:Restricted Shares will vest in the amounts and on the dates shown below if the vesting conditions set forth in the Terms and Conditions are satisfied.
Scheduled Vesting Dates [_______]	Number of Restricted Shares That Will Vest [_______]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Share Award.

PARTICIPANT:    AV HOMES, INC.

By:______________________________________
[Name]    Title:_____________________________________
AV Homes, Inc.
Amended and Restated 1997 Incentive and Capital Accumulation Plan
(2011 Restatement)
Restricted Share Award Agreement

Terms and Conditions

1.
Grant of Restricted Shares. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Shares specified on the cover page of this Agreement. Unless and until these Restricted Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.

2.
Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to maintain a book entry account in your name reflecting the issuance of the Restricted Shares. The Secretary of the Company and the Company's transfer agent will cause the Restricted Shares to be maintained in such book entry account until the Restricted Shares either vest as provided in Section 4 or are forfeited as provided in Section 6. The book entry account that reflects the issuance of such Restricted Shares will be subject to stop transfer instructions as provided in Section 10. Your right to receive this Restricted Share Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.    Applicable Restrictions.

(a)    Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c);

(ii)
none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or, if and to the extent permitted under the Plan, pursuant to a beneficiary designation submitted to the Company; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)    Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)    You will be entitled to receive regular cash dividends with respect to outstanding but unvested Restricted Shares, but any other dividends or distributions payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares, including any shares of Company common stock or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be delivered to, retained and held by the Company subject to the same Restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.

4.	Vesting of Restricted Shares.

(a)Scheduled Vesting. If you remain employed by the Company or any of its subsidiaries continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated Vesting. Notwithstanding Section 4(a), all outstanding Restricted Shares will vest in full if your employment with the Company and its subsidiaries terminates within 24 months after a Change in Control (as defined in Section 12(b) of the Plan or any employment agreement between you and the Company) due to your involuntary termination without Cause (as defined in Section 9(a)) or to your voluntary termination for Good Reason (as defined in Section 9(b)).

5.
Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions as to those Shares, and after the Company has determined that all conditions to the release of unrestricted shares of Company common stock to you, including Sections 8 and 11 of this Agreement, have been satisfied, it shall release to you such unrestricted shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such shares with the Company’s transfer agent.

6.
Forfeiture of Restricted Shares. Subject to Section 4(b), if your employment with the Company and its subsidiaries terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the Restrictions, you will immediately forfeit all unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation.

7.
83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value (as defined in Section 15 of the Plan) of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Company to provide for the timely payment of all applicable withholding taxes.

8.
Withholding Taxes. You hereby authorize the Company (or any Company subsidiary) to retain a portion of the unrestricted shares of Company common stock that would otherwise be released to you upon vesting of the Restricted Shares to satisfy any federal, state or local withholding taxes that may be due as a result of the receipt or vesting of the Restricted Shares, unless you have made other arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 16 of the Plan.

9.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)Cause. “Cause” shall mean: (i) an act of dishonesty in connection with your responsibilities as an employee; (ii) your arrest for, commission of, or plea of nolo contendere to, a felony, a crime of moral turpitude, or any criminal offense the Company’s board of directors (The “Board”) in good faith determines is damaging to the reputation or operation of the Company; (iii) your insubordination or willful refusal to follow reasonable directives of the [CEO or the] Board [or your direct supervisor]; (iv) your breach or threatened breach of any fiduciary duty or duty of loyalty to the Company; (v) your gross negligence or willful misconduct in the performance of your duties as an employee of the Company; (vi) your engagement in conduct that the [CEO or the] Board reasonably determines is injurious, whether directly or indirectly, to the Company or any of its subsidiaries; or (vii) your failure to perform your assigned duties, and, where such failure is curable, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Company.

(b)Good Reason. “Good Reason” for voluntary termination of employment following a Change in Control shall mean the occurrence of one or more of the following events, so long as you provided written notice to the Company of the event not later than thirty (30) days after it occurred and the condition resulting from the event has not been remedied by the Company within thirty (30) days after its receipt of such notice: (i) without your prior written consent, your then current annual base salary is reduced by 20% or more; (ii) without your prior written consent, your place of employment is relocated more than fifty (50) miles from its location on the Grant Date; (iii) a material reduction in your duties or responsibilities as an employee; provided, however, that a change in your reporting relationship or a change in your title will not, by itself, be sufficient to constitute a material reduction in duties or responsibilities; or (iv) the Company materially breaches any provision of this Agreement or any employment agreement between you and the Company. Any of the foregoing events shall cease to be Good Reason if you do not terminate your employment within sixty (60) days after the event occurs.

10.
Stop Transfer Instructions. In order to ensure compliance with the Restrictions, the Company will issue appropriate “stop transfer” instructions to its transfer agent which will apply to the Restricted Shares until they vest. The Company shall not be required (i) to transfer on its books any Restricted Shares that have purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or receive dividends to any transferee to whom such Restricted Shares shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

11.
Compliance with Applicable Legal Requirements. No unrestricted shares of Company common stock deliverable pursuant to this Agreement shall be delivered unless the such delivery complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchange(s) on which the Company’s common stock may, at the time, be listed. Any stock certificate or book-entry evidencing shares of Company common stock to be delivered pursuant to this Agreement that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.

12.
Governing Plan Document. This Agreement and Restricted Share Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan, as it may be amended from time to time, will govern. You acknowledge that any shares of Company common stock delivered pursuant to this Agreement will be subject to the terms of the Company’s Securities Trading Policy or any successor insider trading policy adopted by the Company from time to time.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.
No Right to Continued Employment. This Agreement does not give you a right to continued employment with the Company or any of its subsidiaries, and the Company or any such subsidiary may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

16.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 8601 N. Scottsdale Road, Suite 225, Scottsdale, Arizona 85253, Attention: Corporate Secretary, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

17.
No Waiver; Amendments. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed as a waiver of such provision or of any other provision of this Agreement. This Agreement can be modified or amended only by a written agreement signed or otherwise authenticated in a manner approved by the Company by both parties hereto.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.